POMEROY IT SOLUTIONS, INC.

                     FIRST AMENDMENT TO AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This First Amendment To Amended And Restated Employment Agreement is made effective as of the 6th day of January, 2004, by and between Pomeroy IT Solutions, Inc., a Delaware corporation ("Company") and Stephen E. Pomeroy ("Executive").

     WHEREAS, on the ____ day of November, 2003, Company and Executive entered into an Amended and Restated Employment Agreement; and

     WHEREAS, Company and Executive desire to amend the agreement, to reflect certain changes agreed upon by Company and Executive regarding compensation payable to Executive for the 2004 fiscal year of Company.

     NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

     1. Sections 5(b) and 5(c) are amended to set forth the following criteria, for the 2004 fiscal year bonus plan for Executive as follows:

          (b)     Annual  Bonus.  Executive  shall  be  entitled  to a bonus and
                  -------------
     non-qualified stock option award for the 2004 fiscal year in the event Executive satisfies the applicable criteria set forth below of the Company's Gross Sales and the Company's Net Profit Before Taxes Margin ("NPBT Margin") (as hereinafter defined) of the Company for 2004, as follows:

               (i) Gross Sales of Company greater than $645,000,000.00 but less than or equal to $680,000,000.00 with a NPBT Margin greater than 2.7% but less than or equal to 3% equals $300,000.00 cash bonus and 50,000 non-qualified stock options;

               (ii) Gross Sales of Company greater than $645,000,000.00 but less than or equal to $700,000,000.00 with a NPBT Margin of greater than 3% equals $500,000,000.00 cash bonus and 100,000 non-qualified stock options;

               (iii)Gross Sales of Company greater than $680,000,000.00 but less than or equal to $700,000,000.00 with a NPBT Margin greater than 2.7% but less than or equal to 3% equals $400,000.00 cash bonus and 75,000 non-qualified stock options;


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               (iv) Gross  Sales  of Company greater than $700,000,000.00 with a
                    NPBT Margin greater than 2.5% but less than or equal to 2.7% equals $500,000.00 cash bonus and 75,000 non-qualified stock options;

               (v) Gross Sales of Company greater than $700,000,000.00 with a NPBT Margin greater than 2.7% but less than or equal to 3% equals $600,000.00 cash bonus and 100,000 non-qualified stock options; and

               (vi) Gross  Sales  of Company greater than $700,000,000.00 with a
                    NPBT Margin greater than 3% equals $800,000.00 cash bonus and 125,000 non-qualified stock options.

          (c)     Annual  Bonus  Determination.  Within  thirty (30) days of the
                  ----------------------------
     conclusion of the 2004 fiscal year of the Company and each fiscal year thereafter, Executive and Company shall agree upon the threshold of Gross Sales and Net Profit Before Taxes Margin or any other performance-related criteria to be utilized for determining any bonus and non-qualified stock options to be awarded to Executive for such year. Such bonus and non-qualified stock option awards for each subsequent year of this Employment Agreement shall be consistent with Executive's prior plan.

          Any award of stock options to acquire the common stock of Company shall be at the fair market value of such common stock as of the applicable date. For purposes of this Employment Agreement, the fair market value as of the applicable date shall mean with respect to common shares, the average between the high and low bid and asked prices for such shares on the over-the-counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date).

          For purposes of this section, the term "Gross Sales" shall mean the gross sales of equipment and software and services by Company during the applicable period on a consolidated basis. In making such Gross Sales determination, all gains and losses realized on the sale or other disposition of Company assets not in the ordinary course of business shall be excluded; all refunds, returns or rebates which are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off during such period in accordance with the Company's accounting system.

          For purposes of this Agreement, the "NPBT Margin" shall be the Net Profit Before Taxes of Company on a consolidated basis divided by its Gross Sales. For purposes of this Agreement, the NPBT Margin shall be


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     computed  without  regard  to  the  bonus  payable to Executive pursuant to
     Section 5(b) or any bonus payable to David B. Pomeroy, II under the terms of his Employment Agreement, shall exclude any gains or losses realized by Company on the sale or other disposition of its assets other than in the ordinary course of business (and shall exclude any extraordinary one-time charges made by Company during such fiscal year). Such Gross Sales and NPBT Margin shall be determined on a consolidated basis by the independent accountant regularly retained by the Company, subject to the foregoing provisions of this subparagraph and in accordance with generally accepted accounting principles. Said determination and payment of such bonus shall be made within ninety (90) days following the end of the fiscal year of the Company and the determination by the accountant shall be final, binding and conclusive on all parties hereto. In the event the audited financial statements are not issued within such ninety (90) day period, Company shall make the payment due hereunder, if any, based on its best reasonable estimate of any liability hereunder, which amount shall be recorded and shall be reconciled by both parties once the audited financial statements are issued. Company shall have the ability to advance amounts to Executive based upon the projected amount of the bonus compensation to be paid hereunder. In the event that such advance payments are in excess of the amount due hereunder, any such excess shall be reimbursed to Company by Executive within ninety (90) days following the end of the fiscal year. In the event such advance payments are less than the amount of said bonus as determined hereunder, any additional amount due Executive shall be paid within ninety (90) days following the end of the fiscal year of the Company.

          In the event that Company would acquire during its 2004 fiscal year a company that had gross revenues in excess of $100,000,000.00 for its most recently concluded fiscal year, Company and Executive shall in good faith determine whether any adjustments to the Gross Sales and NPBT Margin criteria set forth above, whether upward or downward, shall be made in order to reflect the effect of such acquisition on the operations of the Company.

     Except as modified above, the terms of the Amended and Restated Employment Agreement, as amended are hereby affirmed and ratified by the parties.


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     IN WITNESS WHEREOF, this First Amendment To Amended And Restated Employment
Agreement has been executed as of the day and year first above written.

WITNESSES:                                POMEROY  IT  SOLUTIONS,  INC.


_______________________

_______________________                 By:   ________________________________


_______________________                   ____________________________________
                                           Stephen E. Pomeroy
_______________________


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